TRANSFER, ASSIGNMENT AND ASSUMPTION AGREEMENT
                            AND BILL OF SALE



            THIS TRANSFER, ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE ("Agreement") made this 15th day of January, 1997 by and between Charles Town Racing Limited Partnership, a West Virginia limited partnership ("Racing"), Charles Town Races, Inc., a West Virginia corporation ("CTR" and together with Racing, collectively, "Optionor"), and PNGI Charles Town Gaming Limited Liability Company, a West Virginia limited liability company ("PCTG").

                               BACKGROUND

            Optionor and PCTG are parties to that certain Amended and Restated Option Agreement dated as of February 17, 1995 (the "Option Agreement"), pursuant to which Optionor agreed to transfer certain assets to PCTG and PCTG agreed to assume certain liabilities of Optionor, all as more specifically set forth therein. This Agreement is entered into in connection with the closing of the transactions contemplated by the Option Agreement.

            All initially capitalized terms used in this Agreement (including in the Exhibits hereto) but not defined herein shall have the meanings ascribed to them in the Option Agreement or, if not defined therein, in the Definitions Appendix attached to this Agreement.

            NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements contained herein and in the Option Agreement, and intending to be legally bound, hereby agree as follows:

                  1.  Transfer.   Optionor  hereby  sells,  assigns,  transfers,
      conveys and delivers to PCTG, free and clear of all Security Interests, the Property (as defined in the Option Agreement but not including any real property which is being transferred pursuant to a deed of even date herewith) including, but not limited to all personalty and other assets, tangible or intangible, and rights relating or pertaining to, or used or held for use in connection with the Optionor's business or the operation of the Property and Service Contracts, tradenames (including but not limited to "Charles Town Race Track" and "Shenandoah Downs"), equipment (including but not limited to trucks,

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      tractors, tote boards, starting gates, and the like) relating thereto, and the Rights of First Refusal including without limitation those assets listed on Schedule 1A attached hereto (the "Acquired Assets"), and excluding only those assets listed on Schedule 1B attached hereto (the "Excluded Assets"). Each Optionor is transferring that part of the Property as is owned by it as indicated on Schedule 1A attached hereto.

                  2.    Assignment.  Optionor hereby assigns,
      transfers, conveys and delivers to PCTG all of Optionor's rights and interests under the Service
      Contracts and other agreements pertaining to the Business set forth on Schedule 2 attached hereto (the
      "Assigned Contracts").

                  3. Assumption of Liabilities. PCTG hereby agrees to assume, discharge, pay and perform, as applicable, in accordance with and subject to their respective terms, to the extent such are legally binding agreements, and provided that PCTG has been assigned all legal and equitable rights, remedies, defenses, claims, counterclaims or rights of set-off, Optionor, or either of them has, had or might have in relation thereto, only those specific obligations of Optionor set forth on Schedule 3 attached hereto (the "Assumed Liabilities").

                  4. Cooperation by Optionor. Upon PCTG's request, Optionor and their partners, officers, representatives and successors shall perform all acts reasonably necessary to ensure the full and complete enjoyment by PCTG and its successors and assigns of all right, title and interest in and to the Acquired Assets and the Assigned Contracts, including without limitation, the execution and delivery of such further assignments, bills of sale, certificates, applications, instruments and other documents as may reasonably be requested by PCTG.

                  5. Use of Facilities by Optionor. For a period of ninety (90) days following the date hereof, PCTG shall permit Optionor to utilize certain office space at Charles Town Race Track for administrative purposes, as PCTG and Optionor may agree.

                  6. Bill of Sale; Covenants. This Agreement is intended also to and does constitute a Bill of Sale to the Acquired Assets. Each Optionor covenants to PCTG that each Optionor is the lawful owner of that portion

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      of the Acquired Assets and the Assigned  Contracts owned by it and has the right to transfer such Acquired Assets and such Assigned Contracts to PCTG, free and clear of all Liens, Security Interests, claims, charges and encumbrances thereon or related thereto.

                  7. "Bringdown" and Survival of Representations, Warranties and Covenants of Optionor. Optionor hereby represents, warrants and covenants to PCTG that, only to the extent set forth in Paragraph 4 of the Option Agreement and except as set forth in Schedule 7, the representations and warranties made by Optionor in the Option Agreement, attached hereto, are true and correct as of the date hereof; that the representations and warranties of Optionor in this Agreement and the Option Agreement or in any related agreement (including in each case any schedules or exhibits hereto or thereto) do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or information contained herein or therein not misleading; and Optionor further represents, warrants and agrees that the representations and warranties of Optionor in the Option Agreement and in this Agreement shall survive recordation of the deed related to the Property and the closing of the transactions contemplated by the Option Agreement and this Agreement.

                  8. Payment of Obligations. Racing and CTR hereby covenant and agree that they shall pay, perform or discharge their respective accounts payable and other liabilities and obligations in a commercially reasonable manner as soon as practicable following the date hereof but saving to each of them any right or remedy they may have to contest any such liability or obligation, including but not limited to its obligations to One Valley Bank, Inc. and those certain liabilities and obligations listed on
      Schedule 8 attached hereto.

                  9. Disbursements. PCTG and Optionor agree that PCTG shall disburse the purchase price for the Property as set forth on Schedule 9 attached hereto, including a holdback/escrow for certain items as described on
      Schedule 9.

                  10.   Consents.   Optionor covenants that it has
      obtained such consents as are required to transfer to PCTG the Acquired Assets and to assign the Assigned
      Contracts as set forth above; however, to the extent any such consents have not been obtained, Optionor

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      covenants  and  agrees to obtain  such  consents  as may be  necessary  to transfer to PCTG the Acquired Assets and to assign to PCTG the Assigned Contracts, or to take any other actions necessary or desirable to otherwise provide to PCTG the economic benefit of such assets and agreements, as if such assets and agreements had been transferred to PCTG.

                  11. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

            IN WITNESS WHEREOF, the parties hereto have caused this Transfer, Assignment and Assumption Agreement and Bill of Sale to be executed by their respective duly authorized officers as of the date first above written.


                                          PNGI CHARLES TOWN GAMING
                                                LIMITED LIABILITY
      COMPANY


                                          BY: /s/ William J. Bork
                                       WILLIAM J. BORK, President

                                          CHARLES TOWN RACING LIMITED
                                          PARTNERSHIP


                                          By: D.K.W. Inc. authorized
                                              General Partner

                                           BY: /s/ D. Keith Wagner
                                        D. KEITH WAGNER, President


                                                      AND


                                          By:   G&G Associates, Inc.,
                                                authorized General Partner


                                       By: /s/ George S. Yeatras

                                             GEORGE S. YEATRAS, President


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                                          CHARLES TOWN RACES, INC.


                                         By: /s/ Roger R. Ramey
                                             ROGER R. RAMEY, President






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                          DEFINITIONS APPENDIX



            "Intellectual Property" means all trademarks (including the names "Charles Town Race Track" and "Shenandoah Downs" and any other names used by Optionor, and all derivations thereof), tradenames, trademark applications, registration and renewals, logos and corporate names (together with any derivations, modifications or adaptations thereof, and all goodwill associated therewith), patents (and applications), copyrights (and applications and registrations), confidential information and similar proprietary information.

            "Liability" means any liability, obligation or commitment of any nature (whether known or unknown, disclosed or undisclosed, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability or obligation for Taxes.

            "Lien" means any interest in property securing an obligation owed to, or a claim, right or interest of, any Person, whether created by agreement, statute, common law or judicial or governmental authority, action or proceeding, including, but not limited to, any Security Interest, lien, encumbrance, mortgage, assignment, pledge, conditional sale, lease, consignment or bailment.

            "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, a limited liability partnership, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof) or any similar entity.

            "Premises" means the approximately 250 acre property on which the Charles Town Race Track and Shenandoah Downs are located and on which the Business is conducted, and which is owned by Racing and leased to CTR.

            "Rights of First Refusal" means CTR's rights of first refusal with respect to approximately 250 acres of land adjoining or adjacent to the Premises, pursuant to (i) Right of First Refusal dated December 24th, 1990 between Joseph R. Shaeffer, III, Susan Shaeffer, Ronald

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      Shaeffer,  Jane  Shaeffer,  Joseph Robert  Shaeffer,  Eleanor B. Burns and
      Catherine B. Halbert, as Grantors, and Charles Town Races, Inc. as Grantee, and recorded in the Jefferson County Clerk's Office in Deed Book 675 beginning at page 547, and (ii) Right of First Refusal dated December 28th, 1990 between John K. Dorsey, Guardian ad Litem for Kristin Ann Shaeffer, and Kristin Ann Shaeffer, an infant, as Grantor, and Charles Town Races, Inc. as Grantee, and recorded in the Jefferson County Clerk's Office in Deed Book 675 beginning at page 556.

            "Security Interest" means any mortgage, pledge, Lien, encumbrance, charge, Tax, or other security interest or claim of any kind.

            "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alter-native or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.




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